Exhibit 99.1
Media Contact:
Amy Reilly
Associate Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
Investment Community Contacts:
John Applegate or Kia Khaleghpour
Investor Relations
Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Reports First Quarter 2010 Results
TYSABRI® Revenues Increase 32% Year over Year
Cambridge, MA, April 20, 2010 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing, and commercialization of innovative therapies, today announced its first quarter 2010 results.
First Quarter 2010 Highlights:
•	First quarter revenues were $1.1 billion, an increase of 7% over the first quarter of 2009, driven primarily by the continued growth of TYSABRI (natalizumab) revenues, which increased 32% to $219 million in the quarter, and AVONEX® (interferon beta-1a) revenues, which increased 7% to $593 million. RITUXAN® (rituximab) revenues decreased 9% to $255 million.
•	Global in-market net sales of TYSABRI in the first quarter of 2010 were $292 million, an increase of 28% over the first quarter of 2009, of which $135 million were in the U.S. and $157 million were in rest of world markets.

Page 2 Biogen Idec Reports First Quarter 2010 Results
•	First quarter 2010 GAAP diluted EPS were $0.80, a decrease of 5% over the first quarter of 2009. GAAP net income attributable to Biogen Idec for the quarter was $217 million, a decrease of 11% over the first quarter of 2009.
•	First quarter 2010 non-GAAP diluted EPS were $1.08, an increase of 3% over the first quarter of 2009. Non-GAAP net income attributable to Biogen Idec for the quarter was $296 million, a decrease of 3% over the first quarter of 2009. A reconciliation of our GAAP to non-GAAP results is included on Table 3 within this press release.
First quarter GAAP and non-GAAP results include a $14 million charge resulting from the impairment of our investment in AVEO Pharmaceuticals following its initial public offering in March of this year. First quarter results were also impacted by a $13 million charge due to the recently approved Patient Protection and Affordable Care Act. This is the result of expanded 340(B) pricing and increased Medicaid rebates mandated by this legislation.
As of March 31, 2010 Biogen Idec had cash, cash equivalents and marketable securities of approximately $2.2 billion.
“We continue to execute on our strategy and actively position Biogen Idec for future growth,” said James C. Mullen, Biogen Idec’s President and CEO. “We have several efforts underway that have the potential to drive long-term TYSABRI adoption, including the JC virus assay and SURPASS comparative study, our pipeline has great prospects with six programs in registrational trials, and we have solid financial fundamentals with strong cash flow.”
TYSABRI Patient Growth
Based upon data available to us through the TOUCH® prescribing program and other third-party sources, Biogen Idec estimates that as of the end of March 2010 approximately 50,300 patients were on commercial and clinical TYSABRI therapy worldwide, and that cumulatively approximately 67,700 patients have ever been treated with TYSABRI in the post-marketing setting.
Other Products and Royalties
Revenues from other products in the first quarter of 2010 were $13 million, the same as in the first quarter of 2009.
Table 4 provides individual product revenues.
Royalties were $26 million in the first quarter of 2010 compared to $24 million in the first quarter of 2009.

Page 3 Biogen Idec Reports First Quarter 2010 Results
Share Repurchase Programs
During the first quarter of 2010, Biogen Idec completed the $1 billion share repurchase program announced during the fourth quarter of 2009. The Company repurchased and retired 10.5 million shares at a total cost of $577.6 million during the quarter.
In April 2010, the Board of Directors authorized an additional $1.5 billion share repurchase program with the objective of returning excess cash to shareholders. The shares repurchased under this authorization will be retired. The authorization is open-ended and we expect that repurchases will be made over a longer period than our recently completed $1 billion share repurchase program.
Recent Events
•	Biogen Idec presented 38 company-sponsored platform and poster presentations during the American Academy of Neurology’s (AAN) 62nd Annual Meeting in Toronto, April 10 — 17, 2010. The AAN Annual Meeting is the world’s largest gathering of neurologists. These presentations included data on five compounds that are marketed or currently in development by Biogen Idec and its partners for the treatment of multiple sclerosis (MS), including two approved therapies for MS, TYSABRI and AVONEX, and three promising compounds in the late stages of development: BG-12 (dimethyl fumarate), PEGylated interferon beta-1a and daclizumab.

•	On April 1, 2010, Roche announced that Genentech, Inc., a member of the Roche Group, had submitted in collaboration with Biogen Idec a supplemental Biologics License Application to the U.S. Food and Drug Administration (FDA) to extend the current label for RITUXAN in non-Hodgkin’s lymphoma to include maintenance treatment for previously untreated patients with advanced follicular lymphoma.

•	On March 24, 2010, Biogen Idec and Elan Corporation, plc announced enrollment of the first patient in a global Phase 3b, randomized, rater-blinded, active-controlled study designed to evaluate switching to TYSABRI from Copaxone® (glatiramer acetate) or Rebif® (interferon beta-1a) in patients with relapsing remitting MS (RRMS). The study, called SURPASS, is expected to enroll 1,800 patients in 27 countries and provide direct comparative data of different treatment options for RRMS patients who experience breakthrough disease activity.

•	On March 22, 2010, Biogen Idec announced that Dr. Eric K. Rowinsky and Dr. Stephen A. Sherwin had been appointed to its Board of Directors pursuant to an agreement with Carl C. Icahn and certain funds affiliated with Mr. Icahn.

Under the terms of the agreement, the Icahn Group agreed to vote its shares at the 2010 Annual Meeting for Biogen Idec’s director nominees, who will include current directors Nancy L. Leaming and Brian S. Posner as well as Drs. Rowinsky and Sherwin.

Page 4 Biogen Idec Reports First Quarter 2010 Results
•	On March 8, 2010, Roche and Biogen Idec announced their decision to suspend ocrelizumab treatment of patients in the rheumatoid arthritis program. The decision follows the recommendation of the independent Ocrelizumab RA & Lupus Data and Safety Monitoring Board based on their assessment of the studies in RA (SCRIPT, FEATURE, FILM and STAGE) and lupus (BELONG and BEGIN).

•	In March, 2010, Biogen Idec and Elan began enrolling patients in two clinical studies, STRATIFY 1 and 2, to evaluate the potential clinical utility of a blood test that is designed to detect antibodies to the JC virus. These studies are intended to define the prevalence of serum JC virus antibody in patients with relapsing MS receiving or considering treatment with TYSABRI and to evaluate the potential to stratify patients into lower or higher risk for developing PML based on antibody status.

•	On February 18, 2010, Genentech and Biogen Idec announced that the FDA approved RITUXAN in combination with fludarabine and cyclophosphamide for people with previously untreated and previously treated CD20-positive chronic lymphocytic leukemia.

•	On February 18, 2010, Biogen Idec and Swedish Orphan Biovitrum announced that they restructured the collaboration agreement for the companies’ long-acting, recombinant Factor VIII Fc fusion protein (rFVIIIFc) in hemophilia A patients and the recombinant Factor IX Fc fusion protein (rFIXFc) in hemophilia B patients.

Under the amended agreement, Biogen Idec will assume full development responsibilities and costs, as well as manufacturing rights for the rFVIIIFc and rFIXFc programs. Biogen Idec also gains marketing responsibility for the rest-of-world territories that had previously been shared between the two companies, in addition to its existing commercial rights in North America. Swedish Orphan Biovitrum will retain commercial rights in Europe, Russia, Turkey and the Middle East. The cross-royalty rate has been reduced for both companies. The royalty rates could be further adjusted when Biogen Idec’s increased costs are reimbursed.

•	In January 2010, we initiated patient enrollment in a registrational study for long-acting recombinant Factor IX in hemophilia B, known as B-LONG. The initiation of this study resulted in the achievement of a milestone, obligating us to pay $40.0 million to the former shareholders of Syntonix. We recorded this payment as acquired in-process research and development expense during the first quarter of 2010.

Page 5 Biogen Idec Reports First Quarter 2010 Results
Conference Call and Webcast
Biogen Idec’s earnings conference call for the first quarter will be broadcast via the Internet at 8:30 a.m. ET on April 20, 2010, and will be accessible through the Investors section of www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the Internet at the time of the earnings conference call and will be available through May 21, 2010.
About TYSABRI
TYSABRI is approved in more than 45 countries. In the U.S., it is approved for relapsing forms of MS and in the European Union for relapsing-remitting MS.
Data from the Phase 3 AFFIRM trial highlights TYSABRI’s powerful efficacy. According to that data, which was published in the New England Journal of Medicine, after two years, TYSABRI treatment led to a 68% relative reduction (p<0.001) in the annualized relapse rate when compared with placebo and reduced the relative risk of disability progression by 42-54% (p<0.001). In post-hoc analyses of the Phase 3 AFFIRM trial and as published in The Lancet Neurology, 37% of TYSABRI-treated patients remained free of their MS activity, based on MRI and clinical measures, compared to seven percent of placebo-treated patients.
TYSABRI increases the risk of progressive multifocal leukoencephalopathy (PML), an opportunistic viral infection of the brain. The risk of PML increases with increasing duration of use with limited experience beyond three years of treatment. Other serious adverse events that have occurred in TYSABRI-treated patients include hypersensitivity reactions (e.g., anaphylaxis) and infections, including opportunistic and other atypical infections. Clinically significant liver injury has been reported in patients treated with TYSABRI in the post-marketing setting. Common adverse events reported in TYSABRI-treated MS patients include headache, fatigue, infusion reactions, urinary tract infections, joint and limb pain and rash.
TYSABRI is co-marketed by Biogen Idec and Elan Pharmaceuticals, Inc. For more information about TYSABRI, please visit www.tysabri.com, www.biogenidec.com or www.elan.com, or call 1-800-456-2255.
About AVONEX
AVONEX is one of the most prescribed treatments for relapsing forms of MS worldwide, with nearly 140,000 patients on therapy. It is used worldwide as a treatment for relapsing forms of MS to slow the progression of physical disability and reduce relapses. AVONEX is also approved for patients who have their first clinical MS attack and have a brain MRI scan consistent with MS.
The most common side effects associated with AVONEX MS treatment are flu-like symptoms, including myalgia, fever, fatigue, headache, chills, nausea, vomiting, pain and asthenia.

Page 6 Biogen Idec Reports First Quarter 2010 Results
AVONEX should be used with caution in patients with depression or other mood disorders and in patients with seizure disorders. AVONEX should not be used by pregnant women. Patients with cardiac disease should be closely monitored. Patients should also be monitored for signs of hepatic injury. Routine periodic blood chemistry and hematology tests are recommended during treatment with AVONEX. Rare cases of anaphylaxis have been reported. Please see complete prescribing information available at www.axonex.com.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients worldwide benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
In addition to historical information, this press release contains forward-looking statements that are based on our current beliefs and expectations. These statements involve risks and uncertainties that could cause actual results to differ materially from those which we expect. Important factors which could cause actual results to differ from our expectations and which could negatively impact our financial position and results of operations include our dependence on our three principal products, AVONEX, RITUXAN and TYSABRI, the importance of TYSABRI’s sales growth, competitive pressures, uncertainty of success in commercializing other products, the occurrence of adverse safety events with our products, changes in the availability of reimbursement for our products, our dependence on collaborations over which we may not always have full control, failure to execute our growth initiatives, failure to comply with government regulation and possible adverse impact of changes in such regulation, problems with our manufacturing processes and our reliance on third parties, charges and other costs relating to our properties, fluctuations in our effective tax rate, our ability to attract and retain qualified personnel, the risks of doing business internationally, proxy contests and representation of activist shareholders on our board of directors, our ability to protect our intellectual property rights and the cost of doing so, product liability claims, fluctuations in our operating results, credit and financial market conditions, the market, interest and credit risks associated with our portfolio of marketable securities, our level of indebtedness, environmental risks, aspects of our corporate governance and collaborations and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). Unless required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Biogen Idec Inc.
March 31, 2010
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
REVENUES
Product	$824,220	$733,409
Unconsolidated joint business	254,928	278,818
Royalties	26,023	24,083
Corporate partner	3,689	174

Total revenues	1,108,860	1,036,484

COST AND EXPENSES
Cost of sales	97,055	98,197
Research and development	307,030	279,478
Selling, general and administrative	248,664	221,830
Amortization of acquired intangible assets	48,889	89,248
Collaboration profit sharing	63,557	42,773
Acquired in-process research and development	39,976	—

Total cost and expenses	805,171	731,526

Income from operations	303,689	304,958
Other (expense), income net	(8,386)	6,846

INCOME BEFORE INCOME TAX EXPENSE	295,303	311,804
Income tax expense	75,310	65,225

NET INCOME	$219,993	$246,579

Less: Net income attributable to noncontrolling interest, net of tax	2,551	2,592

NET INCOME ATTRIBUTABLE TO BIOGEN IDEC INC.	$217,442	$243,987

BASIC EARNINGS PER SHARE	$0.80	$0.85

DILUTED EARNINGS PER SHARE	$0.80	$0.84

WEIGHTED-AVERAGE SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	269,922	287,703

DILUTED EARNINGS PER SHARE	272,703	289,744

TABLE 2
Biogen Idec Inc.
March 31, 2010
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December
	2010	31, 2009
ASSETS
Cash, cash equivalents and marketable securities	$1,152,674	$1,263,724
Accounts receivable, net	560,777	551,208
Inventory	280,038	293,950
Other current assets	415,523	371,713

Total current assets	2,409,012	2,480,595

Marketable securities	1,032,223	1,194,080
Property, plant and equipment, net	1,604,573	1,637,083
Intangible assets, net	1,822,133	1,871,078
Goodwill	1,138,621	1,138,621
Investments and other assets	210,761	230,397

TOTAL ASSETS	$8,217,323	$8,551,854

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current portion of notes payable and line of credit	$19,115	$19,762
Other current liabilities	663,215	695,180
Long-term deferred tax liability	248,898	240,618
Notes payable	1,076,201	1,080,207
Other long-term liabilities	259,300	254,205
Shareholders’ equity	5,950,594	6,261,882

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,217,323	$8,551,854

TABLE 3
Biogen Idec Inc.
March 31, 2010
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
EARNINGS PER SHARE	2010	2009
GAAP earnings per share — Diluted	$0.80	$0.84
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.28	0.21

Non-GAAP earnings per share — Diluted	$1.08	$1.05

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and net income attributable to Biogen Idec Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$217.4	$244.0
Adjustments:
R&D: Restructuring and severance	0.6	1.0
R&D: Stock option expense	1.6	2.2
R&D: Expenses paid by Cardiokine	1.8	1.6
SG&A: Restructuring and severance	4.3	0.1
SG&A: Stock option expense	10.8	4.5
Amortization of acquired intangible assets	48.9	89.2
Acquired in-process research and development related to the contingent consideration payment made associated with the 2007 Syntonix acquisition	40.0	—
Income tax expense: Income tax effect primarily related to reconciling items	(27.2)	(35.4)
Noncontrolling interest: Expenses paid by Cardiokine	(1.8)	(1.6)

Non-GAAP net income attributable to Biogen Idec Inc.	$296.4	$305.6

Use of Non-GAAP Financial Measures
Our “non-GAAP net income attributable to Biogen Idec, Inc.” and “non-GAAP diluted EPS” financial measures exclude the following items from GAAP net income attributable to Biogen Idec, Inc. and diluted EPS:
1. Purchase accounting and merger-related adjustments.
We exclude certain purchase accounting impacts, such as those related to the 2003 merger between Biogen, Inc. and Idec Pharmaceuticals, Inc., the acquisitions of Fumapharm AG, Conforma Therapeutics and Syntonix Pharmaceuticals, and the consolidation of Cardiokine and Neurimmune. These include charges for in-process research and development and the incremental charges related to the amortization of the acquired intangible assets. Excluding these charges provides management and investors with a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
2. Stock option expense recorded in accordance with the accounting standard for share-based payments.
We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business. We also exclude stock option expense from our non-GAAP R&D expenses and SG&A expenses, but include P&L impact of restricted stock grants and cash incentives in our non-GAAP results.
3. Unusual or non-recurring items.
We evaluate these on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.
We believe it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Non-GAAP net income attributable to Biogen Idec, Inc. and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec, Inc. and diluted EPS.

TABLE 4
Biogen Idec Inc.
March 31, 2010
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
PRODUCT REVENUES
Avonex®	$592,527	$555,289
Tysabri®	218,643	165,205
Fumaderm®	13,050	10,585
Other	—	2,330

Total product revenues	$824,220	$733,409